Exhibit 99.1

PennantPark Floating Rate Capital Ltd. Upsizes Credit Facility to $520 Million and Announces

Amendments

NEW YORK, NY — (Globe Newswire – November 8, 2018) - PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT) (TASE: PFLT) (the “Company”), announced today that it has upsized and completed all necessary amendments to its secured credit facility (the “Credit Facility”) to enable it to use the flexibility and incremental leverage provided by the Small Business Credit Availability Act (“SBCAA”) in the future.

PFLT amended and extended the maturity of its Credit Facility, led by SunTrust Robinson Humphrey. PFLT grew the size of the Credit Facility to $520 million from $405 million. This increase was a result of expanding lender partner relationships. Pricing on this facility remained unchanged. Additionally, other key terms changed such that we will be able to operate within the asset coverage covenant that the SBCAA reduced from 200% to 150%.

“Upsizing and completing the necessary amendments within our Credit Facility will enable PFLT to have the flexibility to obtain the benefits provided by the SBCAA. We believe this will result in enhanced profitability while maintaining our conservative and prudent debt profile.” said Arthur Penn, Chief Executive Officer of PFLT. “Additionally, we are appreciative of the support from all of our existing lending partners and pleased to have expanded our relationships. Their support highlights the confidence they have in our excellent long term track record.”

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the Credit Facility.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:

Aviv Efrat

PennantPark Floating Rate Capital Ltd.

(212) 905-1000

www.pennantpark.com